



Sleepnumber – Shenandoah TX

Funding Goal: $1,300,000

RESERVE YOUR BITS NOW!

BuildingBits is proud to offer this newly constructed Sleep Number store strategically positioned off of Interstate 45 in the Houston suburb of Shenandoah Texas. This store is backed by a brand new, corporate guaranteed, 10-year net lease with two 5 year options to extend, and rental escalations of 10% every 5 years. Priced at a 6% cap rate, with an investment grade credit tenant, this asset offer investors access to a premium commercial real estate holding supported by strong demographics in one of the fastest growing MSA's in the country.

Located directly off of I-45 South with a traffic count of 179,160 VPD, this asset has been meticulously positioned for high visibility and ease of access. Moreover, with a 3 mile population of roughly 45,000 people and an average household income of $132,308, the local demographics provide a basis of target customers in the immediate vicinity.

- Building Bits Properties 1, LLC – Offering Circular

Key Features

- 179160 VPD Visibility
- Corporate Guaranteed Net Lease
- Investment Grade Credit Tenant
- New Construction
- Signage
- Strong Demographics

Video Tour

Location


Map
Satellite
Pappadeaux Seafood Kitchen
Woodforest Bank Stadium
Shenandoah
Tamina
Research Forest Dr
Main Event Entertainment
Target
Whole Foods Market
Northshore Park
The Woodlands
The Woodlands Mall
Google
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